EX-99.(d)(6)

ALPHASIMPLEX MANAGED FUTURES CAYMAN FUND LTD.

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, effective as of the 12th day of May, 2023 (the “Contract Date”), by and between Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), and AlphaSimplex Managed Futures Strategy Cayman Fund Ltd. (the “Company”), a Cayman Islands exempted company and a wholly-owned subsidiary of Virtus AlphaSimplex Managed Futures Strategy Fund (successor to AlphaSimplex Managed Futures Strategy Fund, a series of Natixis Funds Trust II) (the “Fund”), a series of Virtus Alternative Solutions Trust (the “Trust”), a Delaware statutory trust and open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) . The purpose of the Company is to facilitate the implementation of the Fund’s investment strategies.

WITNESSETH THAT:

1. The Company hereby appoints the Adviser to act as investment adviser to the Company, for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

2. The Adviser shall furnish continuously an investment program for the portfolio of the Company and shall manage the investment and reinvestment of the assets of the Company, subject at all times to the supervision of the Company’s Board of Directors (the “Directors”).

4. With respect to managing the investment and reinvestment of the portfolio of the Company’s assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for the Company consistent with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for the Company including the purchase and sale of securities;

(d)	Implementation of an investment program designed to manage cash, cash equivalents and short-term investments for the Company with respect to assets designated from time to time to be managed by a subadviser to the Company;

(e)	Advice and assistance on the general operations of the Company; and

(f)	Regular reports to the Directors and/or their designees on the implementation of the Company’s investment program.

5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

6. The Adviser shall furnish at its own expense, or pay the expenses of the Company, for the following:

(a)	Office facilities, including office space, furniture and equipment;

(b)	Personnel necessary to perform the functions required to manage the investment and reinvestment of the Company’s assets (including those required for research, statistical and investment work);
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(c)	Except as otherwise approved by the Directors, personnel to serve without salaries from the Company as officers or agents of the Company. The Adviser need not provide personnel to perform, or pay the expenses of the Fund for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the Directors who are also full-time employees of the Adviser or any of its affiliates; and

(e)	Any subadviser recommended by the Adviser and appointed to act on behalf of the Company.

7. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Company. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Company and any offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Directors who are not full-time employees of the Adviser or any of its affiliates, expenses of Directors’ and shareholders’ meetings including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares, expenses of printing and mailing stock certificates representing shares of the Company, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. Additionally, if authorized by the Directors, the Company shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to, the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Company is a party.

8. The Adviser shall adhere to all applicable requirements under laws, regulations, rules and orders of regulatory or judicial bodies and all applicable policies and procedures as adopted from time to time by the Board of Trustees of the Fund (the “Trustees”), including but not limited to the following:

(a)	Code of Ethics. The Adviser shall adopt a Code of Ethics designed to prevent “access persons” (as defined therein in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) from engaging in fraudulent acts or transactions that are, or have the potential of being viewed as, a conflict of interest, and shall monitor for compliance with its Code of Ethics and report any violations to the Trust’s Compliance Officer.

(b)	Policy with Respect to Brokerage Allocation. The Adviser shall have full trading discretion in selecting brokers for Company transactions on a day to day basis so long as each selection is in conformance with the Trust’s Policy with Respect to Brokerage Allocation. Such discretion shall include use of “soft dollars” for certain broker and research services, also in conformance with the Trust’s Policy with Respect to Brokerage Allocation. The Adviser may delegate the responsibilities under this section to a Subadviser of the Company.

(c)	Procedures for the Determination of Liquidity of Assets. It shall be the responsibility of the Adviser to monitor the Company’s assets that are not liquid, making such determinations as to liquidity of a particular asset as may be necessary, in accordance with the Trust’s Procedures for the Determination of Liquidity of Assets. The Adviser may delegate the responsibilities under this section to a Subadviser of the Company.
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(d)	Policy with Respect to Proxy Voting. In the absence of specific direction to the contrary and in a manner consistent with the Trust’s Policy with Respect to Proxy Voting, the Adviser shall be responsible for voting proxies with respect to portfolio holdings of the Company. The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by the Trust. Unless the Company gives the Adviser written instructions to the contrary, the Adviser will, in compliance with the proxy voting procedures of the Trust then in effect or approved by the Fund, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which the assets of the Company may be invested. The Adviser shall cause the Custodian to forward promptly to the Adviser (or designee) all proxies upon receipt so as to afford the Adviser a reasonable amount of time in which to determine how to vote such proxies. The Adviser agrees to provide the Trust with quarterly proxy voting reports in such form as the Trust may request from time to time. The Adviser may delegate the responsibilities under this section to a Subadviser of the Company.

(e)	Procedures for the Valuation of Securities. It shall be the responsibility of the Adviser to fully comply with the Trust’s valuation policy and approved procedures for determining the value of investments.

9. For providing the services and assuming the expenses outlined herein, the Company agrees that the Adviser shall be compensated as follows:

(a)	The Company shall pay a monthly fee calculated at an annual rate as specified in Schedule A. The amounts payable to the Adviser shall be based upon the average of the values of the net assets of the Company as of the close of business each day, computed in accordance with the Trust’s valuation policy and approved procedures for determining the value of investments.

(b)	Compensation shall accrue immediately upon the effective date of this Agreement.

(c)	If there is termination of this Agreement during a month, the fee for that month shall be proportionately computed upon the average of the daily net asset values of such Company for such partial period in such month.

10. The services of the Adviser to the Company are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Directors, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Company, the Adviser and any such agent.

11. The Adviser shall not be liable to the Company or to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Company or by the Fund or any shareholder of the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

12. It is understood that:

(a)	Directors, officers, employees, agents and shareholders of the Company are or may be “interested persons” of the Adviser as directors, officers, stockholders or otherwise;
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(b)	Directors, officers, employees, agents and stockholders of the Adviser are or may be “interested persons” of the Company as directors, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

13. This Agreement shall become effective as of the Contract Date stated above. Unless terminated as herein provided, this Agreement shall remain in full force and effect until terminated in accordance with Section 14 of this Agreement.

14. Either party may terminate this Agreement upon 30 days’ written notice to the other party at any time.

15. The terms “majority of the outstanding voting securities”, “interested persons” and “assignment”, when used herein, shall have the respective meanings in the Investment Company Act.

16. In the event of termination of this Agreement, or at the request of the Adviser, the Company will eliminate any reference to “Virtus” from its name, and will not thereafter transact business in a name using the word “Virtus” in any form or combination whatsoever, or otherwise use the word “Virtus” as a part of its name. The Company will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word “Virtus” or any approximation thereof.

17. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Company personally, but bind only the property of the Company as provided in its Articles of Association. The execution and delivery of this Agreement have been authorized by the Directors of the Company and made by an authorized officer of the Company, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the property of the Company as provided in its Articles of Association.

18. This Agreement shall be construed, and the rights and obligations of the parties hereunder enforced, in accordance with the laws of the State of Delaware.

19. Subject to the duty of the Adviser and the Company to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Company, and the actions of the Adviser and the Company in respect thereof.

20. The Adviser will not advise or act on behalf of the Company in regard to class action filings, with respect to any securities held in the Company’s portfolio.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

ALPHASIMPLEX MANAGED FUTURES STRATEGY CAYMAN FUND LTD.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Authorized Signatory

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President
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SCHEDULE A

Annual Investment Advisory Fee
1st $1 Billion	$1+ Billon
1.00%	0.95%
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